Exhibit 99.1

Press Release

Capital Automotive Exceeds Earnings Guidance for 2003 and Reaffirms 2004 Guidance

2003 Highlights:

☐ $333 Million in Investments, 21% Growth for the Year

☐ 20% Revenue Increase

☐ 7% Growth of Funds From Operations (“FFO”) Per Share

☐ 5% Increase in Net Income Per Share

☐ Achieved 24th Consecutive Quarterly Dividend Increase

☐ 33% Return of Capital for 2003 Dividends Paid

MCLEAN, Va., February 11, 2004 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the fourth quarter and year ended December 31, 2003. The Company reported record fourth quarter and year-end 2003 revenues, net income and FFO.

Total revenues were $44.9 million for the quarter, a 14% increase from revenues of $39.5 million in the fourth quarter of 2002. Total revenues for the year ended December 31, 2003 were $171.0 million compared to $142.2 million for the same period in 2002, an increase of 20%.

Net income available to common shareholders for the quarter increased 21% to $13.5 million as compared to $11.1 million in the same quarter last year. Net income on a diluted per share basis increased 5% to $0.41 per share from $0.39 per share in the same quarter last year. Net income available to common shareholders for the year ended December 31, 2003 increased 17% to $51.2 million as compared to $43.8 million for the same period last year. Net income on a diluted per share basis increased 5% to $1.62 per share from $1.55 per share for the same period last year.

FFO for the quarter increased 14% to $25.0 million as compared to $21.9 million for the same quarter last year. FFO on a diluted per share basis increased 5% to $0.61 per share from $0.58 per share for the same quarter last year. FFO for the year ended December 31, 2003 increased 15% to $95.9 million as compared to $83.4 million for the same period last

8270 Greensboro Drive, Suite 950			McLean, Virginia		22102
MAIN	(703) 288-3075	FAX	(703) 288-3375	WEBSITE	www.capitalautomotive.com

year. FFO on a diluted per share basis increased 7% to $2.40 per share from $2.25 per share for the same period last year.

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4165 per share for the fourth quarter, payable on February 19, 2004 to shareholders of record as of February 9, 2004. This is the 24th consecutive increase in the quarterly dividend. For 2003, approximately 33% of the dividends paid were a return of capital and therefore not included in the recipient’s taxable income. The Company reaffirms its 2004 annual dividend guidance of $1.70 per share, of which approximately 10-15% is estimated to be a return of capital.

The Company’s Board of Trustees also declared an initial preferred dividend payment of $0.26042 per Series A preferred share (which is the pro-ration of the regular quarterly dividend of $0.46875 per share from the date of original issue (December 11, 2003) through January 31, 2004). The preferred dividend is payable on February 17, 2004 to shareholders of record as of February 2, 2004.

Investments Recap

As previously announced on January 14, 2004, the Company completed approximately $203 million of investments during the fourth quarter, bringing its total investments for 2003 to approximately $333 million. The fourth quarter investments included 18 auto retail properties, one corporate office building, and several construction and improvement fundings. These investments contain 15 automotive franchises located in 14 states and have a weighted average initial lease term of 17.9 years, with multiple renewal options exercisable at the option of the tenants. These transactions are leased to both existing and new tenants, including subsidiaries or affiliates of Asbury Automotive Group, Inc., CarMax, Inc., Penske Corporation, Resnick Automotive Group, Sonic Automotive, Inc. and UnitedAuto Group, Inc., six of the nation’s largest automotive retailers.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “We are very pleased with our fourth quarter financial results, which concluded a tremendous year for our company. We continue to build our business on the strength of our relationships with industry leaders. We are well positioned to take advantage of opportunities in our expanding marketplace and are confident in the continued strong performance of our diverse portfolio. Our creative real estate solutions for large dealer groups will continue to drive business to Capital Automotive.”

Financing

On December 11, 2003, the Company announced the issuance of 3,950,000 7.5% Series A Cumulative Redeemable Preferred Shares at $25.00 per share. The preferred shares pay quarterly dividends in arrears and are trading on the NASDAQ National Market under the symbol, “CARSP.” The shares are redeemable at the Company’s option after December 11, 2008. The net proceeds of the offering totaled approximately $95.4 million and were used to fund acquisitions, to repay borrowings under the Company’s short-term credit facilities and for general corporate purposes.

During the fourth quarter, the Company issued approximately $65 million of long-term debt in four separate transactions with three lenders. The net proceeds from the debt were used to fund acquisitions, to repay borrowings under the Company’s short-term credit facilities and for general corporate purposes. The significant debt transactions included the following:

•	Mortgage notes totaling approximately $18.0 million closed with a large U.S. commercial bank. The loans have seven year terms, 25 year amortization periods and require monthly interest and level principal payments that bear interest at a spread to the one-month LIBOR;

•	Mortgage notes totaling approximately $22.1 million closed with a leading worldwide financial services company. The loans have five year terms and require monthly payments of interest only at a spread to the one-month LIBOR; and

•	A mortgage note totaling $20.4 million closed with a captive finance company of an automotive manufacturer. The loan has a ten and one half year term, 30 year amortization period and requires quarterly interest and level principal payments that bear interest at a spread to the three-month LIBOR. Simultaneously with the issuance of the debt, we entered into an interest rate swap arrangement with a third party to fix the interest rate at 6.77% in order to match fund with the related fixed rate lease.

During the first quarter of 2004, the Company closed on a mortgage note totaling $11.9 million with one of the world’s largest financial services companies. The loan is secured by the corporate office building located in Bloomfield Hills, Michigan, a suburb of Detroit, which was purchased by the Company during the fourth quarter. The loan has a ten year term, 25 year amortization period and requires monthly interest and principal payments that bear interest at a fixed rate of 5.84%.

On February 9, 2004, the Company completed an underwritten public offering of 1,825,000 of its common shares priced at $35.40 per share. The Company also granted the underwriters an over-allotment option to purchase an additional 273,750 shares, which option expires on March 6, 2004. The net proceeds of the offering totaling $61.5 million will be used to fund acquisitions, to repay borrowings under the Company’s short-term credit facilities and for general corporate purposes.

Risk Management

As of December 31, 2003, Capital Automotive’s portfolio was 100% occupied. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio utilizing their financial statements. The Company’s rent coverage ratio, which is one of the primary metrics that the Company uses to define the stability of its tenants’ cash flow, remains high. As of September 30, 2003, the most recent quarter of analysis, the weighted average operating cash flow of the Company’s tenants exceeded 3.5 times the amount of their rental payments. At the end of the fourth quarter, the Company held lease security deposits and letters of credit totaling approximately $13.7 million. Additionally, as of December 31, 2003, the Company had accumulated depreciation of approximately $116.2 million representing approximately 6.2% of its real estate asset portfolio. The weighted average remaining lease term of the portfolio is 11.6 years as of December 31, 2003 and the earliest meaningful lease expirations do not occur until 2008.

The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 58% and debt to total market capitalization was approximately 45% as of December 31, 2003. Of the debt outstanding at December 31, 2003, approximately 86% was substantially match-funded with related leases. After Monday’s common share offering, the Company’s debt to assets ratio was approximately 54% and approximately 92% of the Company’s debt was match-funded with related leases. Virtually all of the Company’s long-term debt is secured financing which has a weighted average remaining term of 10.5 years. The Company’s earliest significant long-term debt maturity is not until 2011. For the three months and the trailing 12 months ended December 31, 2003, the Company’s interest coverage and debt service coverage ratios were 2.5 and 1.6, respectively.

Earnings Guidance

The Company is reaffirming its 2004 FFO guidance range of $2.52 to $2.56 per diluted share and its net income guidance range of $1.68 to $1.72 per diluted share. The 2004 guidance assumes property acquisitions of approximately $150 million and incorporates the recent common share offering. The high end of the Company’s earnings guidance assumes LIBOR remains at its current level, which is approximately 1.2%. The low end of the range assumes LIBOR rises ratably from current levels to 3% during 2004. Because of the nature of the Company’s variable rate lease program, if LIBOR rises above 3% during the year, the Company’s results should still fall within the guidance range.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “We continue to strengthen our balance sheet and diversify our sources of debt and equity capital. During 2003 and early 2004, we have developed several new lending relationships and have accessed the equity markets in a disciplined and accretive manner. Our acquisition capacity and balance sheet flexibility are at record levels due to the amount of unencumbered assets we have accumulated and we remain bullish about the execution of our 2004 business plan.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Web site at http://www.capitalautomotive.com.

As of December 31, 2003, the Company had invested more than $1.9 billion in 331 properties, consisting of 445 automotive franchises in 30 states. Approximately 76% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 74% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of 14.7 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that our tenants will not pay rent; risks related to our reliance on a small number of tenants for a significant portion of our revenue; risks of financing, such as increases in interest rates, our ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to us; risks that our growth will be limited if we cannot obtain additional capital; risks that planned and additional acquisitions may not be consummated; risks related to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on February 12, 2003, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Statements of Operations:
Revenue:
Rental	$44,448	$39,192	$169,757	$141,435
Interest and other	440	298	1,223	803

Total revenue	44,888	39,490	170,980	142,238

Expenses:
Depreciation and amortization	8,186	7,364	31,122	26,297
General and administrative	2,819	2,339	9,991	8,475
Interest	16,653	15,276	64,813	50,652

Total expenses	27,658	24,979	105,926	85,424

Income from continuing operations before minority interest	17,230	14,511	65,054	56,814
Minority interest	(3,312)	(3,399)	(13,647)	(13,412)

Income from continuing operations	13,918	11,112	51,407	43,402

Income from discontinued operations	—	25	171	205
Gain on sale of real estate	—	—	58	222

Total discontinued operations	—	25	229	427

Net income	13,918	11,137	51,636	43,829

Preferred share dividends	(411)	—	(411)	—

Net income available to common shareholders	$13,507	$11,137	$51,225	$43,829

Basic earning per share:
Income from continuing operations	$0.41	$0.40	$1.65	$1.58
Net income	$0.41	$0.40	$1.66	$1.60

Diluted earnings per share:
Income from continuing operations	$0.41	$0.39	$1.62	$1.53
Net income	$0.41	$0.39	$1.62	$1.55

Weighted average number of common shares — basic	32,585	28,015	30,878	27,473

Weighted average number of common shares — diluted	33,256	28,990	31,717	28,589

Funds From Operations (FFO):
Net income available to common shareholders	$13,507	$11,137	$51,225	$43,829

Adjustments:
Add: Real estate depreciation and amortization	8,168	7,352	31,050	26,344
Add: Minority interest related to income from continuing operations and income from discontinued operations	3,312	3,406	13,696	13,476
Less: Gain on sale of real estate	—	—	(58)	(222)

FFO (A)	$24,987	$21,895	$95,913	$83,427

Basic FFO per share	$0.62	$0.60	$2.45	$2.32

Diluted FFO per share	$0.61	$0.58	$2.40	$2.25

Weighted average number of common shares and units — basic	40,594	36,590	39,142	35,980

Weighted average number of common shares and units — diluted	41,265	37,565	39,981	37,096

Other financial information:
Straight-lined rental revenue	$1,199	$1,209	$4,896	$5,084

2004 Earnings Guidance and Reconciliation of FFO to Net Income:

	Projected Year Ended
	December 31, 2004
	Low-End	High-End
Net income available to common shareholders	$59,600	$61,000

Adjustments:
Add: Real estate depreciation and amortization	36,350	36,350
Add: Minority interest related to income from continuing operations and income from discontinued operations	13,400	13,700
Less: Gain on sale of real estate	—	—

FFO (A)	$109,350	$111,050

Weighted average number of common shares used to compute fully diluted earnings per share	35,400	35,400

Weighted average number of common shares and units used to compute fully diluted FFO per share	43,400	43,400

Net income per diluted share	$1.68	$1.72

FFO per diluted share	$2.52	$2.56

(A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

Calculation of Interest Coverage and Debt Service Coverage Ratios:
   We consider the interest coverage and debt service coverage ratios meaningful financial performance measures of liquidity as they provide our investors with information pertaining to our ability to satisfy our debt service requirements. These measures are typically used by our lenders in assessing our compliance with certain debt covenants. These ratios are considered non-GAAP financial measures because they are calculated using Earnings Before Interest, Taxes, Depreciation and Amortization, commonly referred to as EBITDA. These ratios should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.
   The following is a calculation of these ratios for the three months and twelve months ended December 31, 2003 (dollars in thousands). The calculation includes a reconciliation of EBITDA to its most directly comparable GAAP measure, net income.

	Three months ended December 31, 2003	Twelve months ended December 31, 2003
Interest Coverage Ratio:
Net income before minority interest	$17,230	$65,349
Interest Expense	16,653	64,816
Depreciation and amortization	8,186	31,125

EBITDA	$42,069	$161,290

Interest Coverage Ratio (EBITDA divided by Interest Expense and Preferred Dividends)	2.5	2.5

Debt Service Coverage Ratio (DSCR):
Interest Expense	$16,653	$64,816
Preferred Dividends	411	411
Principal amortization for the period	9,336	34,821

	$26,400	$100,048

DSCR (EBITDA divided by Interest Expense + Principal Amortization + Preferred Dividends)	1.6	1.6

	December 31,	December 31,
	2003	2002
Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$1,874,810	$1,574,153
Cash and cash equivalents	13,352	7,442
Other assets*	89,670	46,398
Total assets	1,861,585	1,542,470
Mortgage debt	1,070,509	898,733
Borrowings under credit facilities	75,009	111,096
Total other liabilities**	34,341	35,970
Minority Interest	112,452	116,048
Total shareholders’ equity	569,274	380,623

* Other assets includes:
Straight-lined rents receivable	16,706	11,832
Deferred loan fees, net	18,113	13,391
Restricted cash	20,183	16,127
Secured notes	30,517	—

** Other liabilities includes:
Security deposits	7,568	6,948
Derivative instrument liability	13,541	16,274

Total shares outstanding	33,033	28,321
Total shares and units outstanding	40,883	36,881

	December 31,	December 31,
Selected Portfolio Data (unaudited)	2003	2002

Properties	331	292
States	30	28
Land acres	2,323	2,076
Square footage of buildings (in millions)	13.6	11.9
Weighted average initial lease term (in years)	14.7	14.3
Franchises	445	412